Exhibit 24(b)(8.15)

SEVENTH AMENDMENT

TO SELLING AND SERVICES AGREEMENT

            THIS SEVENTH AMENDMENT dated as of June 1, 2013, by and between AllianceBernstein Investments, Inc. (the “Distributor”) and ING Life Insurance and Annuity Company (“ING Life”), ING Institutional Plan Services LLC (“ING Institutional”), and ING Financial Advisers, LLC (“ING Financial”) (collectively, “ING”),   is made to the Selling and Services Agreement dated as of July 26, 2000, as amended.  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties desire to amend that Agreement to make the AllianceBernstein Exchange Reserves Fund available to clients of ING.

            NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereby amend the Agreement as follows:

Schedule A to the Agreement — List of Available Funds and Fee Schedule — is deleted in its entirety and replaced with the Schedule A attached hereto.

            Except as provided herein, the terms and conditions contained in the Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year set forth above.

ING LIFE INSURANCE AND ANNUITY COMPANY

ING INSTITUTIONAL PLAN SERVICES, LLC

By:

/s/ Lisa Gilarde

By:

/s/ Lisa Gilarde

Name:

Lisa Gilarde

Name:

Lisa Gilarde

Title:

Vice President

Title:

Vice President

ING FINANCIAL ADVISERS, LLC

By:

/s/ Patrick J. Kennedy

Name:

Patrick J. Kennedy

ALLIANCEBERNSTEIN

Title:

President

INVESTMENTS, INC.

By:

/s/ Daniel A. Notto

Name:

Daniel A. Notto

Title:

Assistant Secretary

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Schedule A

List of Available Funds

Class A shares of All AllianceBernstein Funds, including the AllianceBernstein Exchange Reserves Fund

Class R shares of All AllianceBernstein Funds, including the AllianceBernstein Exchange Reserves Fund

Class K shares of All AllianceBernstein Funds, including the AllianceBernstein Exchange Reserves Fund

Class I shares of All AllianceBernstein Funds, including the AllianceBernstein Exchange Reserves Fund

Institutional Class shares of the AllianceBernstein Global Real Estate Investment Fund II [ARIIX]

Fee Schedule

As compensation for the services ING renders under the Agreement, Distributor will pay a fee to ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds.

Share Class	A1	R	K	I
12b-1 Fees	xx%	xx%	xx%	xx%
Service Fees*	xx%[2]	xx%	xx%	xx%
Total Fees	xx%	xx%	xx%	xx%

1 The parties understand that Class A Shares of the Funds are not available to new Plans for which IIPS commences services after April 1, 2008 or for which ING Life commences services after April 22, 2009, and should any such Plans invest in Class A Shares after April 1, 2008 (in the case of IIPS) or April 22, 2009 (in the case of ING Life), the Company will not pay service fees with respect to those Class A investments, except that Plans which invest (as of April 1, 2008) through the ING (k) Choice 1 MFP product shall retain both any current investment in Class A Shares of the Funds as well as the option of prospectively investing in Class A Shares of the Funds and Company shall pay service fees with respect to those Class A investments.

2 The Service Fee rate for Class A shares with respect to Plans serviced by ING Life shall be xx%.

* No Service Fees shall be payable under the Agreement with respect to either the AllianceBernstein Exchange Reserves Fund or the AllianceBernstein Global Real Estate Investment Fund II.

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